Exhibit 99.1

BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition for rate increase by Peoples Gas System.	Docket No. 20200051-GU

In re: Petition for approval of 2020	Docket No. 20200166-GU
Depreciation study by Peoples Gas
System.

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STIPULATION AND SETTLEMENT AGREEMENT

THIS AGREEMENT is entered into as of the effective date by and between Peoples Gas System (“Peoples” or “the Company”), the Office of Public Counsel (“OPC”), and the Florida Industrial Power Users Group (“FIPUG”). Collectively, Peoples, OPC and FIPUG shall be referred to as the “Parties” and the term “Party” shall be the singular form of Parties. The term a “Consumer Parties” shall refer collectively to OPC and FIPUG. This Stipulation and Settlement Agreement shall be referred to as the “Agreement” or the “2020 Agreement.”

Recitals

On June 8, 2020, Peoples petitioned the Florida Public Service Commission (“the Commission”) for an increase in its base rates and miscellaneous service charges of approximately $85.3 million based on a 2021 projected test year. This $85.3 million proposed rate increase included $23.6 million of 2021 revenue requirements related to Peoples moving $200.7 million of Cast Iron Bare Steel Rider (“CS/BSR”) Investments made through December 31,2020, into rate base to be recovered though base rates and charges. The Commission assigned the rate increase petition to Docket No. 20200051- GU.

When it filed its petition for a base rate increase, Peoples also filed a Petition for Approval of its 2020 Depreciation Study and its Depreciation Rate Study as of December 31, 2020. The Commission assigned the depreciation petition to Docket No. 20200166- GU.

The Commission consolidated Docket Nos. 20200051-GU and 20200166-GU on June 22, 2020, by Order No. PSC-2020-0198-PCO-GU.

OPC and FIPUG intervened in both dockets and opposed the proposed rate increase by conducting discovery, sponsoring witnesses and by other means. The Parties have filed voluminous prepared testimonies with accompanying exhibits and conducted extensive discovery.

The Parties have undertaken to resolve the issues raised in this proceeding so as to maintain a degree of stability and predictability with respect to Peoples’ base rates and charges and to avoid the inherent risks, uncertainties and costs of further litigation.

The Parties have entered into this Agreement in compromise of positions taken in accord with their rights and interests under Chapters 350, 366 and 120, Florida Statutes, as applicable, and as part of a negotiated exchange of consideration among the Parties to this Agreement, each Party has agreed to concessions to the others with the expectation, intent, and understanding such that all provisions of the Agreement, upon approval by the Commission, will be enforced by the Commission as to all matters addressed herein with respect to all Parties.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants contained herein, which the Parties agree and acknowledge as constituting good and valuable consideration, the Parties hereby stipulate and agree as follows:

1.     Term.

(a) This Agreement will become effective upon Commission approval and new base rates and new charges shall be implemented on the date of the meter reading for the first billing cycle of January 2021 (“the Implementation Date”) and continue at least through the date of the last billing cycle in December 2023. Except as expressly provided in paragraph 7(c), these base rates, charges and credits in effect on December 31, 2023, shall continue beyond December 2023 until otherwise changed by Commission Order. The period from the Implementation Date through the last billing cycle in December 2023 shall be referred to herein as the “Term”. The Term shall be deemed extended to the extent the Company opts not to seek new base rates or elects to request new base rates, charges and credits to be effective after the date of the first billing cycle of 2024 and shall end on the date of the first billing cycle implementing rates contained in a Commission Order approving such new base rates, charges and credits. The Consumer Parties are not precluded from seeking a change in base rates, charges, and credits to be effective after the first billing cycle January 1, 2024.

(b) The Parties reserve all rights, unless such rights are expressly waived or released, under the terms of this Agreement.

2.     Return on Equity, Equity Ratio and other Revenue Requirement Issues.

(a)     Peoples’ authorized return on common equity (“ROE”) shall be within a range of 8.90% to 11.0%, with a mid-point of 9.90%. A 54.7% equity ratio from investor sources was assumed in establishing the overall rate of return shown in Section 2.(b) of this Agreement. As specifically provided in this Agreement, Peoples’ authorized ROE range and mid-point using a 54.7% equity ratio (investor sources with any difference to actual equity ratio spread ratably over long-term and short-term debt) shall be used for all purposes during the Term, including cost recovery clauses and riders, earnings surveillance reporting, and the calculation of the Company’s Allowance for Funds Used During Construction (“AFUDC”) rate and associated amounts of AFUDC.

(b)    The calculation of the overall rate of return used to calculate the base rate increase in this Agreement is:

	ADJUSTED AVERAGE BALANCE ($000s)	RATIO (%)	AVERAGE COST RATE	WEIGHTED COST
LONG TERM DEBT	$502,960	32.73%	3.85	1.26
SHORT TERM DEBT	$83,783	5.45%	1.15	0.06
CUSTOMER DEPOSITS	$24,966	1.62%	2.54	0.04
INACTIVE DEPOSITS	$132	0.01%		0.00
COMMON EQUITY	$708,454	46.10%	9.90	4.57
DEFERRED INCOME TAX	$216,521	14.09%		—
TAX CREDITS	$—	0.00%		—

TOTAL	$1,536,816	100.00%		5.93

(c)    The following calculation of the Company’s 2021 Annual Revenue Requirement and Annual Base Revenue increase is agreed to by the Parties:

Pro Forma Rate Base	$1,536,815,825
Required Cost of Capital	5.93%

Required Return	$91,181,527
Operating Income at Present Rates	$47,771,603

Operating Income Deficiency	$43,409,924
Revenue Multiplier	1.3361

Required Revenue Increase	$58,000,000
Roll in CI/BS	$23,608,583

Net Revenue Increase	$34,391,417

(d)    The Return on Equity specified in this paragraph 2 shall continue in effect until return on equity is next reset upon the conclusion of the Term, including as it may be extended pursuant to paragraph 1(a), by the Commission whether by operation of paragraph 7 or otherwise.

(e)    The following provisions relevant to the Company’s revenue requirement and calculation of regulated earnings for surveillance reporting purposes are agreed to by the Parties and have been reflected in the calculation of the $58 million base rate increase as appropriate:

(i)    The depreciation rates, depreciation expense and $34 million depreciation reserve surplus amortization credit specified in paragraph 4, below.

(ii) The parent debt adjustment specified in paragraph 8 (g) below, offset by a $2 million reduction to miscellaneous revenues.

(iii)    $200,687,200 of Cast Iron Bare Steel Rider (“CI/BSR”) net book value of assets shall be rolled into adjusted rate base as of January 1, 2021, and shall be recovered through the base rate increase provided for in this Agreement. Any difference between the $200,687,200 amount and the actual CI/BSR net book value of assets as of December 31, 2020, will be reflected as a debit or credit balance in the beginning of period amount for the January 2021 to December 2021 period in determining the year 2021 CI/BSR return on capital investments, depreciation and taxes for eligible replacements. This true up process will be completed through the Company’s normal CI/BSR annual filing expected to be completed in September 2021.

(iv)    Storm cost recovery payroll expense shall be recorded in accordance with the final Gas Utility storm cost recovery rule, 25-7.0413, Florida Administrative Code, and the incremental cost methodology addendum Peoples and OPC agreed to in the storm cost settlement agreement reached in Docket No. 20190109-GU.

(v)    Manufactured Gas Plant environmental remediation annual amortization expense shall be $1.0 million.

(vi)    The Company’s annual storm reserve accrual shall be $380,000 and its storm reserve target shall be $3.8 million.

(vii)    The Company shall use reserve accounting treatment for Transmission Integrity Management Program (“TIMP”) costs and record an annual expense accrual of $1,437,475. Any difference between the actual cumulative spending and cumulative expense accrual will be reflected as a regulatory asset or liability, as appropriate.

(viii)    The Company shall record non-capitalizable software implementation costs as a regulatory asset and amortize the costs over a five-year period.

(ix)    The Company may flowback excess state accumulated deferred income taxes of approximately $940,000 over the Term of the Agreement in annual amounts determined at the discretion of Peoples as long as the full amount is flowed back by end of Term.

3.    Customer Rates.

(a)    Upon the Implementation Date and effective with the date of the first meter reading for the first billing cycle of January 2021, Peoples shall be authorized to increase its base rates and service charges by $58.0 million of annual revenues, including the revenue requirement of $23,608,583 for the CI/BSR projects that are currently being recovered from customers, for a net increase of $34,391,417. The new base rates and charges authorized in this Agreement shall be calculated using the cost of service study, revenue class allocations and rate design methodology as filed by the Company on June 8, 2020, and based on the projected 2021 test year billing determinants reflected in the Minimum Filing Requirements (“MFRs”) filed with the company’s June 8, 2020, petition in this proceeding. A summary of the new customer and per therm charges authorized by this Agreement are shown on Exhibit A.

(b)    In addition to the new base rates and charges specified herein, the following additional tariff items are agreed to by the Parties and shall be reflected as filed by the company on June 8, 2020, in the company’s revised tariffs:

(i)	The Company’s proposed miscellaneous service charges. (Issue 62)

(ii)	The Company’s proposed revisions to the MACC. (Issue 63)

(iii)	The Company’s proposed revisions to its counties and communities tariff maps. (Issue 64)

(iv)	The Company’s proposed revisions to its Renewable Natural Gas (RNG) rate schedules. (Issue 66b)

(v)	Deletion of the Company’s NGVS-1 rate schedule. (Issue 67).

(vi)	The Company’s proposed revision to its NGVS-2 rate schedule. (Issue 68)

(vii)	The Company’s proposed revisions to its Individual Transportation Service Rider (Rider ITS). (Issue 69)

(viii)     The miscellaneous tariff wording changes included in the proposed tariffs included with the Company’s initial filing.

(c)     The clean and red-line versions of the tariff sheets attached hereto as Exhibit B have been prepared in accordance with paragraphs 3(a) and 3(b) and shall become effective for meters read for the first billing cycle in January 2021.

(d)     The base rates, charges and credits set in accordance with this Agreement shall not be changed during the Term except as otherwise expressly permitted or provided for in this Agreement and shall continue in effect until next reset by the Commission.

(e)     To the extent that any of Peoples’ cost recovery clauses or riders are impacted by changes in rate design, billing determinants, or Authorized Return on Equity during the Term, such changes shall be reflected in the affected clauses or riders as of the date of the meter readings for the first billing cycle of January in the year following the year in which the change occurs.

(f)     The provisions of this paragraph 3 shall remain in effect during the Term except as otherwise expressly permitted or provided for in this. Agreement and shall continue in effect until the Company’s base rates are next reset by the Commission.

4.     Depreciation Rates. Depreciation Expense. and $34 million Depreciation Reserve Surplus Amortization Credit.

(a)     The Company’s new depreciation rates shall be as shown on Exhibit C to this Agreement, shall become effective on January 1, 2021, and shall remain in effect until changed by the Commission. Peoples may not propose changes to the depreciation rates shown on Exhibit C during the Term of this Agreement without the consent of the other Parties to this Agreement.

(b)     As shown on Exhibit D, the calculated amount of depreciation expense using the new depreciation rates authorized in this Agreement and the company’s projected December 31, 2020, plant balance of $2,154,267,969 included in the depreciation study is $52,495,216.

(c)     The Company’s proposed depreciation study reflected a theoretical accumulated depreciation reserve surplus of approximately $245 million as of December 31, 2020. Beginning with the effective date of this Agreement, Peoples may amortize up to $34 million of the theoretical excess depreciation reserve reflected in its depreciation study as a credit to depreciation expense in annual amounts at its discretion for calendar years 2020, 2021, 2022 and 2023, subject to the following conditions:

(i)     The Company may not replenish the reserve after the credits have been recorded on the income statement.

(ii)     $8 million of the available $34 million credit may not be credited to depreciation expense unless and until the Company’s Dade City Connector Project is in-service.

(iii)     $4 million of the available $34 million credit may not be credited to depreciation expense unless and until the Company’s Work and Asset Management Project is in-service.

(iv)     The amortization permitted under this paragraph 4 is not intended to be used to recover any storm damage recovery costs (including replenishment of the storm reserve) for which the Company would otherwise petition for cost recovery pursuant to paragraph 6.

(d)     The Company shall file a depreciation study no more than one year nor less than 90 days before the filing of its next general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, such that there is a reasonable opportunity for the Consumer Parties to review, analyze and potentially rebut depreciation rates or other aspects of such depreciation study contemporaneously with the company’s next general rate proceeding. The depreciation study period shall match the test year in the company’s MFRs, with all supporting data in electronic format with links, cells and formulae intact and functional, and shall be served upon all Consumer Parties and all intervenors in such subsequent rate case.

5.     Other Cost Recovery. Nothing in this Agreement shall preclude the Company from requesting the Commission to approve the recovery of costs that are: (a) of a type which traditionally or historically would be, have been, or are presently recovered through cost recovery clauses, riders or surcharges, or (b) incremental costs not currently recovered in base rates which the Legislature expressly requires shall be clause recoverable subsequent to the approval of this Agreement. It is the intent of the Parties that, in conjunction with the provisions of subparagraph 3(a), the Company shall not seek to recover, nor shall the Company be allowed to recover, through any cost recovery clause or charge, or through the functional equivalent of such cost recovery clauses and charges, costs of any type or category that have historically or traditionally been recovered in base rates, unless such costs are: (i) the direct and unavoidable result of new governmental impositions or requirements; or (ii) new or atypical costs that were unforeseeable and could not have been contemplated by the Parties resulting from significantly changed industry-wide circumstances directly affecting the Company’s operations. Nothing in this Agreement precludes the Company from petitioning the Commission for recovery through the existing CI/BSR of any future, new, material Federal safety regulation of nation-wide, industry-wide applicability that is similar in scale and scope to the regulations and resulting impact that gave rise to the ongoing recovery of cast iron, bare steel and problematic plastic pipe replacement. As a part of the base rate freeze agreed to herein, the Company will not seek Commission approval to defer for later recovery in rates, any costs incurred or reasonably expected to be incurred from the Effective Date through and including December 31, 2023, which are of the type which historically or traditionally have been or would be recovered in base rates, unless such deferral and subsequent recovery is expressly authorized herein or otherwise agreed to by each of the Parties. The Parties are not precluded from participating in any proceedings pursuant to this paragraph 5, nor is any Party precluded from raising any issues pertinent to any such proceedings.

Notwithstanding the foregoing, Peoples agrees that upon formal approval of this Agreement by the Commission, it will dismiss with prejudice its COVID-19 Petition (Docket No. 20200178-GU) and will not file any other petition seeking deferral of COVID-19 costs during the Term of this Agreement.

6.     Storm Damage

(a)     Nothing in this Agreement shall preclude Peoples from petitioning the Commission to seek recovery of costs associated with any tropical systems named by the National Hurricane Center or its successor without the application of any form of earnings test or measure and irrespective of previous or current base rate earnings.

(b)     All storm related costs shall be calculated and determined pursuant to the final Gas Utility storm cost recovery rule, 25-7.0413, Florida Administrative Code, and the storm cost settlement agreement approved by the Commission in Docket No. 20190109- GU.

(c)     The Consumer Parties to this Agreement are not precluded from participating in any such proceedings and opposing the amount(s) of Peoples’ claimed costs or whether the proposed recovery is consistent with paragraph 6.

(d)     The provisions of this paragraph 6 shall remain in effect during the Term except as otherwise permitted or provided for in this Agreement and shall continue in effect until the Company’s base rates are next reset by the Commission.

7.     Earnings.

(a)     Notwithstanding paragraph 2, if Peoples’ earned return on common equity falls below 8.90% during the Term on a Peoples quarterly earnings surveillance report stated on an actual Commission thirteen-month average adjusted basis, Peoples may petition the Commission to amend its base rates either as a general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, and/or as a limited proceeding under Section 366.076, Florida Statutes, but shall not seek interim rates to be effective before January 1, 2024. Nothing in this Agreement shall be construed as an agreement by the Consumer Parties that a limited proceeding would be appropriate, and Peoples acknowledges and agrees that the Consumer Parties reserve and retain all rights to challenge the propriety of any limited proceeding or to assert that any request for base rate changes should properly be addressed through a general base rate case, as well as to challenge any substantive proposals to change the Company’s rates in any such future proceeding. Throughout this Agreement, “Commission actual adjusted basis” and “actual adjusted earned return” shall mean results reflecting all adjustments to Peoples’ books required by the Commission by rule or order, excluding pro forma weather adjustments. The Consumer Parties to this Agreement shall be entitled to participate in any proceeding initiated by Peoples to increase base rates pursuant to this paragraph, and may oppose Peoples’ request.

(b)     Notwithstanding paragraph 2, if Peoples’ earned return on common equity exceeds 11.00% during the Term on a Peoples quarterly earnings surveillance report stated on an actual Commission thirteen-month average adjusted basis, any Consumer Party shall be entitled to petition the Commission for a review of Peoples’ base rates. In any case initiated by Peoples or any other Party pursuant to paragraph 7, all Parties will have full rights conferred by law.

(c)     Notwithstanding paragraph 1, this Agreement shall terminate upon the effective date of any final order issued in any such proceeding pursuant to paragraph 7 that changes Peoples’ base rates prior to the last billing cycle of December 2023.

(d)     This paragraph 7 shall not (i) be construed to bar Peoples from requesting any recovery of costs otherwise contemplated by this Agreement;(ii) apply to any request to change Peoples’ base rates that would become effective after the expiration of the Term of this Agreement; or (iii) limit any Party’s rights in proceedings concerning changes to base rates that would become effective subsequent to the Term of this Agreement to argue that Peoples’ authorized ROE range should be different than as set forth in this Agreement, subject to paragraph 1(a).

(e)     Notwithstanding any other provision of the Agreement, the Consumer Parties fully and completely reserve all rights available to them under the law to challenge the level or rate structure (or the cost of service methodologies underlying them) of Peoples’ proposed base rates, charges and credits effective as of January 1, 2024, or thereafter. It is specifically understood and agreed that this Agreement does not preclude any Consumer Party from filing before January 1, 2024, an action to challenge the level or rate structure (or the cost of service methodologies underlying them) of Peoples’ base rates, charges and credits effective as of January 1, 2024, or thereafter.

8.     Tax Reform and Parent Debt Adjustment

(a)     Changes in the rate of taxation of corporate income — increases or decreases — by federal or state taxing authorities (“Tax Reform”) could impact the effective tax rate recognized by the Company in FPSC adjusted reported net operating income and in the measurement of existing and prospective deferred federal income tax assets and liabilities reflected in the FPSC adjusted capital structure. When Congress has previously reduced the maximum federal corporate income tax rate, it has provided a transition rule that, as an eligibility requirement for using accelerated depreciation with respect to public utility property, provided guidance regarding returning to customers the portion of the resulting excess deferred income taxes attributable to the use of accelerated depreciation. To the extent Tax Reform that becomes effective during the Term includes a transition rule applicable to excess or deficient deferred federal or state income tax assets and liabilities (“Excess or Deficient Deferred Taxes”), defined as those that arise from the re-measurement of those deferred federal income tax assets and liabilities at the new applicable corporate tax rate(s), those Excess or Deficient Deferred Taxes will be governed by the Tax Reform transition rule, as applied to most promptly and effectively reduce the Company’s rates consistent with the Tax Reform rules and normalization requirements.

(b)     If Tax Reform is enacted before the Company’s next general base rate proceeding, the Company will quantify the impact of Tax Reform on its Florida retail jurisdictional net operating income thereby neutralizing the FPSC adjusted net operating income of the Tax Reform to a net zero. The Company’s forecasted earnings surveillance report for the calendar year that includes the period in which Tax Reform is effective will be the basis for determination of the impact of Tax Reform.

(c)     If Tax reform involves a tax rate decrease, the impacts of Tax Reform on base revenue requirements will be flowed back to retail customers within 120 days of when the Tax Reform becomes law, through a one-time adjustment to base rates upon a thorough review of the effects of the Tax Reform on base revenue requirements consistent with subparagraph 9(a). This adjustment shall be accomplished through a uniform percentage decrease to all base rates and charges for all customer classes. Any effects of Tax Reform involving a tax rate decrease on retail revenue requirements from the Effective Date through the date of the one-time base rate adjustment shall be flowed back to customers through the CI/BSR on the same basis as used in any base rate adjustment.

(d)     If Tax Reform involves a tax rate increase and results in an increase in base revenue requirements, the Company will utilize deferral accounting as permitted by the Commission, thereby neutralizing the FPSC adjusted net operating income impact of the Tax Reform to a net zero, through the Term. In this situation, the Company shall defer the revenue requirement impacts to a regulatory asset to be considered for prospective recovery in a change to base rates to be addressed in the Company’s next base rate proceeding or in a limited scope proceeding before the Commission no sooner than the end of the Term.

(e)     All Excess Deferred Taxes shall be deferred to a regulatory asset or liability which shall be included in FPSC adjusted capital structure and flowed back to customers over a term consistent with law. If the Tax Reform law or act is silent on the flow-back period, and there are no other statutes or rules that govern the flow-back period, then there shall be a rebuttable presumption that the following flow-back period(s) will apply: (1) if the cumulative net regulatory asset or liability is less than $10 million, the flow-back period will be five years; or (2) if the cumulative net regulatory asset or liability is greater than $10 million, the flow-back period will be ten years.

(f)    The Company reserves the right to demonstrate by clear and convincing evidence that such five or ten-year maximum period (as applicable) is not in the best interest of the Company’s customers and should be increased to no greater than 50 percent of the remaining life of the assets associated with the Excess or Deficient Deferred Taxes (“50 Percent Period”). The relevant factors to support the Company’s demonstration include, but are not limited to, the impact the flow-back period would have on the Company’s cash flow and credit metrics or the optimal capitalization of the Company’s jurisdictional operations in Florida. If the Company can demonstrate, by clear and convincing evidence, that limiting the flow-back period to the 50 Percent Period, in conjunction with the other Tax Reform provisions related to deferred taxes within this Agreement, will be the sole basis for causing a full notch credit downgrade by each of the major rating agencies (i.e. Standard & Poor’s and Moody’s), as expressly reflected in a publicly available report of the agencies, it may file to seek a longer flow-back period.

(g)     The Company shall reflect a parent debt adjustment in the amount of $2,099,000 in determining its FPSC adjusted net operating income that is reported to the Commission in its quarterly earnings surveillance reports.

9.     New Tariffs. Nothing in this Agreement shall prelude Peoples from filing and the Commission from approving any new or revised tariff provisions or rate schedules requested by Peoples, provided that such tariff request does not increase any existing base rate component of a tariff or rate schedule during the Term unless the application of such new or revised tariff or rate schedule is optional to Peoples’ customers. Nothing in the Agreement shall be construed as approval of, disapproval of, support for or opposition to the Company’s LNG tariff pending approval on October 22, 2020; the Parties shall be free to advocate for or against the proposed LNG tariff as they choose in their sole discretion. This Agreement shall have no impact on the ability of the Parties to advocate for or against the LNG tariff and likewise shall create no presumptions or inferences in favor of or opposed to approval of the LNG tariff.

10.     Procedural lssues.

(a)     The Parties agree that pre-filed testimony filed by the Parties in the consolidated dockets should be admitted into the evidentiary record in the consolidated dockets and waive cross-examination of the witnesses sponsoring that testimony.

(b)     The Parties agree that the exhibits reflected on the comprehensive exhibit list prepared by the Staff of the Commission as stipulated by the Consumer Parties should be admitted into the evidentiary record in the consolidated dockets and consent to their admission.

(c)     The Company’s actual rate case expenses in an amount not to exceed $1,657,000 shall be amortized as proposed in the Company’s initial filing on June 8, 2020.

11.     Application of Agreement. No Party to this Agreement will request, support or seek to impose a change in the application of any provision of this Agreement. Except as provided in paragraph 7, a Party to this Agreement will neither seek nor support any reduction in Peoples’ base rates, including limited, interim or any other rate decreases, that would take effect prior to the first billing cycle for January 2024, except for any such reduction requested by Peoples or as otherwise provided for in this Agreement. Peoples shall not seek limited or general base rate relief during the Term except as provided for in paragraph 7 of this Agreement. Peoples is not precluded from seeking interim, limited or general base rate relief that would be effective during or after the first billing cycle in January 2024, nor are the Parties precluded from opposing such relief. Such interim relief may be based on time periods before January 1, 2024, consistent with Section 366.071, Florida Statutes, and calculated without regard to the provisions of this Agreement.

12.     Commission Approval.

(a)     The provisions of this Agreement are contingent on approval of this Agreement in its entirety by the Commission without modification. The Parties further agree that this Agreement is in the public interest, that they will support this Agreement and that they will not request or support any order, relief, outcome, or result in conflict with the terms of this Agreement in any administrative or judicial proceeding relating to, reviewing, or challenging the establishment, approval, adoption, or implementation of this Agreement or the subject matter hereof.

(b)    No Party will assert in any proceeding before the Commission that this Agreement or any of the terms in the Agreement shall have any precedential value. The Parties’ agreement to the terms in the Agreement shall be without prejudice to any Party’s ability to advocate a different position in future proceedings not involving this Agreement. The Parties further expressly agree that no individual provision, by itself, necessarily represents a position of any Party in any future proceeding, and the Parties further agree that no Party shall assert or represent in any future proceeding in any forum that another Party endorses any specific provision of this Agreement by virtue of that Party’s signature on, or participation in, this Agreement. It is the intent of the Parties to this Agreement that the Commission’s approval of all the terms and provisions of this Agreement is an express recognition that no individual term or provision, by itself, necessarily represents a position, in isolation, of any Party or that a Party to this Agreement endorses a specific provision, in isolation, of this Agreement by virtue of that Party’s signature on, or participation in, this Agreement.

(c)     Approval of this Agreement in its entirety will resolve all matters in Docket Nos. 20200051-GU, 20200166-GU and 20200178-GU pursuant to and in accordance with Section 120.57(4), Florida Statutes. These dockets will be closed effective on the date the Commission Order approving this Agreement is final or upon the filing of the dismissal in Docket No. 20200178-GU, as applicable, and no Party shall seek appellate review of the Final Order approving this Agreement.

13.     Disputes. To the extent a dispute arises among the Parties about the provisions, interpretation, or application of this Agreement, the Parties agree to meet and confer in an effort to resolve the dispute. To the extent that the Parties cannot resolve any dispute, the matter may be submitted to the Commission for resolution.

14.     Execution. This Agreement is dated as of October 22, 2020. It may be executed in counterpart originals and a facsimile of an original signature shall be deemed an original. Peoples is authorized to compile signature pages from the Parties to create the final executed Agreement.

IN WITNESS WHEREOF, the Parties evidence their acceptance and agreement with the provisions of this Agreement by their signature(s):

Peoples Gas System

702 N. Franklin Street

Tampa, FL 33601

By
T.J. Szelistowski, President

Signature Page to Peoples 2020 Agreement

Office of Public Counsel

J. R. Kelly, Esquire

Public Counsel

Charles Rehwinkel, Esquire

Deputy Public Counsel

A. Mireille Fall-Fry

Associate Public Counsel

c/o The Florida Legislature

111 West Madison Street, Room 812

Tallahassee, FL 32399-1400

By:
J.R. Kelly

Signature Page to Peoples 2020 Agreement

Florida Industrial Power Users Group

Jon C. Moyle, Jr., Esquire

Moyle Law Firm

The Perkins House

118 North Gadsden Street

Tallahassee, FL 32301

By:		October 22, 2020
Jon C. Moyle, Jr.

22